Exhibit 99.2

Jounce Therapeutics Announces Pricing of $56.25 Million Public Offering of Common Stock

CAMBRIDGE, Mass., Mar. 9, 2021 – Jounce Therapeutics, Inc. (Nasdaq: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today announced that it has priced an underwritten public offering of 5,000,000 shares of common stock at a public offering price of $11.25 per share, which would result in gross proceeds of approximately $56.25 million, before underwriting discounts and commissions.

The proceeds of the offering are expected to be used to fund ongoing and planned clinical trials, including the INNATE trial of JTX-8064, to fund research and development to advance Jounce’s pipeline, and for working capital and other general corporate purposes. All shares are being offered by Jounce. Closing of the offering is expected to occur on or about March 12, 2021, subject to customary closing conditions. Jounce has also granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock offered in the public offering on the same terms and conditions.

Cowen and Piper Sandler are acting as joint book-running managers for the offering.

The offering is being made pursuant to a shelf registration statement that was filed with the Securities and Exchange Commission (“SEC”) on March 8, 2018 and declared effective by the SEC on May 1, 2018. The offering will be made only by means of the prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov.

The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering can be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at 833-297-2926; or from Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. A Phase 1 clinical trial, named INNATE, for JTX-8064 as a monotherapy and in combination with JTX-4014, Jounce’s internal PD-1 inhibitor, or pembrolizumab is currently enrolling patients with advanced solid tumors. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. JTX-4014 is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally,

Jounce exclusively licensed worldwide rights to JTX-1811, a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements regarding the anticipated use of proceeds from the proposed offering if the offering is consummated. The words, without limitation, ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties related to whether or not Jounce will be able to raise capital through the sale of shares of common stock, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Jounce will be able to complete the proposed offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, Jounce and its business can be found under the caption “Risk factors” in Jounce’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the Securities and Exchange Commission; and risks described in other filings that Jounce makes with the Securities and Exchange Commission in the future, including the preliminary prospectus supplement to be filed with the Securities and Exchange Commission in connection with the proposed offering. In addition, the extent to which the COVID19 pandemic continues to impact Jounce workforce and its clinical trial operations activities, and the operations of the third parties on which Jounce relies, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the pandemic, additional or modified government actions, and the actions that may be required to contain the virus or treat its impact. Any forward-looking statements contained in this press release speak only as of the date hereof, and Jounce expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Investor and Media Contacts:
Malin Deon
Jounce Therapeutics, Inc.
+1-857-259-3843
mdeon@jouncetx.com

Mark Yore
Jounce Therapeutics, Inc.
+1-857-200-1255
myore@jouncetx.com